Cypress Energy Partners, L.P. 8-K

Exhibit 99.1

Cypress Energy Partners, L.P. Announces Second Quarter 2017 Results

TULSA, Oklahoma -- (BUSINESS WIRE)—August 14th, 2017

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

•	$22.5 million of cash on hand as of June 30, 2017
•	Revenues of $74.6 million for the second quarter, up 3.1% from the same period last year and up 15.2% from the first quarter of 2017
•	Gross margin of $8.6 million or 11.5% for the second quarter, up 36% compared to $6.3 million or 9.8% for first quarter 2017
•	Net income of $0.5 million for the second quarter compared to a net loss of $11.6 million for the same period last year (which includes impairment charges of $10.5 million)
•	Adjusted EBITDA attributable to limited partners of $4.8 million for the second quarter, up 58.1% from first quarter 2017
•	Cash distribution of $0.21 per unit, the same for the first quarter, approximately $2.5 million to Unit Holders

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer stated, “We are encouraged by the improved second quarter results compared to prior year and sequentially compared to the seasonally low first quarter of 2017. We have continued to focus on growing and diversifying our customer base and during the quarter we added 20 new customers across our three business segments. Average domestic inspector headcounts continue to improve sequentially and compared to the prior year. Our hydrostatic testing utilization rate has materially improved and our backlog rose over 33.5% in the second quarter. Our water volumes improved sequentially, although they continued to lag below prior year volumes. 80% of our SWDs are in the Bakken region, the recovery of which has materially lagged that of the Permian basin, but a significant number of DUCs exist in both basins that, when completed, should benefit us. Additionally, in July one of our North Dakota SWD facilities was struck by lightning, leading to a fire and additional insured damage at that location. On a positive note, our inspection clients are once again starting new projects and increasing their spending on maintenance and integrity work that was deferred when possible during the two-year industry downturn in 2015 and 2016. We remain fortunate that we have a business model that requires a very modest amount of maintenance capital expenditures. During the quarter, we reached an agreement with an existing customer to develop a new pipeline connecting over a half dozen new oil wells in North Dakota to one of our existing SWDs. Assuming we are able to timely secure the necessary entitlements, this should benefit us later this year.”

Mr. Boylan continued, “Our sponsor, Cypress Energy Holdings, LLC (“CEH”), and its affiliates who control our general partner remain aligned with our common unitholders, with an approximate 64% ownership interest in CELP. Because of this alignment, CEH has again provided financial support to CELP with temporary relief of the administrative fee owed to CEH pursuant to the Omnibus Agreement, which would have charged $1.0 million to CELP this quarter absent the relief. As with the Omnibus Agreement relief provided in prior quarters, CEH did not require any consideration from CELP for this additional support.

In the second quarter, we continued to evaluate several interesting acquisition opportunities, including one which is an exclusive opportunity under a letter of intent, subject to completion of due diligence, definitive agreements and other conditions. We continue to look at new opportunities across all our business segments as well as traditional midstream opportunities, while maintaining our disciplined approach to both due diligence and valuation. Although our yield is still elevated, our common units provide additional flexibility in the consideration we can offer in bidding on accretive opportunities and providing sellers a tax efficient alternative to cash. CEH remains willing to deploy capital to assist CELP in acquiring attractive assets that may be larger than what CELP can currently acquire independently, with plans to offer those assets to CELP as drop-down opportunities.

As we announced in July, today’s cash distribution will be $0.21 per limited partner unit. If this distribution level is maintained throughout 2017, it will provide approximately $9.9 million in total distributions. We continue to see encouraging signs with some new customer additions in our inspection division, and we are focused on organic growth, and improved SWD asset utilization to improve cash flow that will in turn contribute to the improvement of our financial ratios. We continue to believe the fundamental increased demand for inspection and water disposal remains strong over the long-term, but the recovery has been slower than previously anticipated. The hydrotesting integrity division continues to underperform our expectations.”

Second Quarter:

•	Revenue of $74.6 million for the three months ended June 30, 2017, compared with $64.7 million for the three months ended March 31, 2017 representing a 15.2% increase over our seasonally low first quarter. For the same period a year ago, revenue was $72.3 million.
•	Gross margin of $8.6 million or 11.5% for the three months ended June 30, 2017, compared to $6.3 million or 9.8% for the three months ended March 31, 2017 representing a 36.0% increase. First quarter 2017 was adversely impacted by the Orla fire, North Dakota weather, and very low utilization at Brown Integrity. Gross margin was $7.4 million or 10.2% in the same period a year ago.
•	Net income of $0.5 million for the three months ended June 30, 2017, compared to a net loss of $4.9 million for the three months ended March 31, 2017 (including impairment charges of $3.6 million). Net loss was $11.6 million for the same period of 2016 (including impairment charges of $10.5 million).
•	Net income attributable to CELP limited partners of $1.5 million for the three months ended June 30, 2017, compared to a net loss of $2.8 million for the three months ended March 31, 2017 (including impairment charges of $2.8 million). Net loss attributable to CELP limited partners was $4.0 million for the same period of 2016 (including $6.4 million impairment charges).
•	Adjusted EBITDA of $4.8 million for the three months ended June 30, 2017 (including non-controlling interests and amounts attributable to our general partner), compared to $2.8 million for the three months ended March 31, 2017 (including non-controlling interests and amounts attributable to our general partner), representing an increase of 72.5% from our seasonally low first quarter. Adjusted EBITDA was $3.2 million for the same period of 2016 (including non-controlling interests and amounts attributable to our general partner).
•	Adjusted EBITDA attributable to limited partners of $4.8 million for the three months ended June 30, 2017, compared to $3.1 million for the three months ended March 31, 2017 representing an increase of 58.1%. Adjusted EBITDA attributable to limited partners was $5.5 million for the same period of 2016.
•	Distributable Cash Flow available to limited partners of $2.1 million for the three months ended June 3, 2017, compared to $1.3 million for the three months ended March 31, 2017 representing an increase of 61.0%. Distributable Cash Flow was $3.5 million for the same period of 2016.
•	A coverage ratio of 0.84x compared to the March 31, 2017 coverage ratio of 0.52x and a coverage ratio of 0.73x for the same period of 2016.
•	A leverage ratio of approximately 3.57x compared to a 4.0x covenant limit and an interest coverage ratio of 3.46x compared to a 3.0x covenant requirement at June 30, 2017 pursuant to the terms of our credit facilities.

Year-To-Date:

•	Revenue of $139.3 million for the six months ended June 30, 2017, down 4.5% from the same period in the prior year.
•	Net loss of $4.4 million for the six months ended June 30, 2017 (including impairment charges of $3.6 million), compared to a net loss of $13.0 million for the same period in the prior year (including impairment charges of $10.5 million).
•	Net loss attributable to limited partners of $1.4 million for the six months ended June 30, 2017 (including impairment charges of $2.8 million), compared to $4.1 million for the same period in the prior year (including impairment charges of $6.4 million).
•	Net cash provided by operating activities of $1.7 million for the six months ended June 30, 2017, compared to $11.8 million for the same period in the prior year. Excluding working capital impact, these amounts were $3.9 million and $3.2 million for the six months ended June 30, 2017 and 2016, respectively.
•	Adjusted EBITDA of $7.6 million for the six months ended June 30, 2017 (including non-controlling interests and amounts attributable to our general partner), compared to $6.3 million for the same period in the prior year, up 20.6%.
•	Adjusted EBITDA attributable to limited partners of $7.9 million for the six months ended June 30, 2017, compared to $8.7 million for the same period in the prior year, down 9.2%.
•	Distributable Cash Flow attributable to limited partners of $3.4 million for the six months ended June 30, 2017, down 35.8% from the same period in the prior year.

Highlights include:

•	We averaged 1,186 inspectors per week for the second quarter of 2017, up 9.5% compared to 1,083 in the first quarter of 2017 and 1,134 in the same period of 2016. Our focus on maintenance and integrity work and non-destructive examination (“NDE”) continues to benefit our gross margins in comparison with our standard inspection work.
•	We disposed 3.0 million barrels of saltwater, up 7.1% at an average revenue per barrel of $0.68 for the second quarter of 2017 compared with disposing 2.8 million barrels of saltwater at an average revenue per barrel of $0.68 for the first quarter of 2017. We disposed 3.3 million barrels of saltwater at an average revenue per barrel of $0.66 for the same period of 2016. 2017 has been negatively impacted by the Orla fire.
•	Maintenance capital expenditures for the three months ended June 30, 2017 were $14 thousand, compared to $51 thousand in the same period of 2016.
•	Our expansion capital expenditures during the first half of 2017 of $291 thousand were related to our continued expansions in Pipeline Integrity Services to purchase new NDE technology and to expand our pig launching and cleaning capabilities to serve new investment-grade clients.

Looking forward:

•	Our second quarter headcounts sequentially improved as our clients started ramping up work, and we have continued to see our average domestic inspector headcounts increase each month following the end of the second quarter.
•	We also continue to renew several sizeable existing contracts and are bidding on some major new contracts, but continue to see some of our customers’ projects slipping past original start dates, typically because of permitting delays.
•	During the second quarter, approximately 94% of total water volumes came from produced water, and piped water represented approximately 50% of total water volumes. As commodity prices continue to improve and drilling activity increases, we expect to have operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. Our latest research shows that there are an estimated 500 drilled and uncompleted wells (“DUCs”) within a 15-mile radius of our facilities, 300 in North Dakota and 200 in the Permian. As prices improve, we expect to benefit from the completion of these DUCs and other newly completed wells.
•	Our SWD facilities are currently utilized at less than 25% of their capacity. When activity picks up in the Bakken we should see some meaningful benefits given the majority of our facilities are in this region. To date, the Bakken’s recovery has materially lagged other basins, including the Permian. However, several M&A transactions have occurred and new PE-backed owners are likely to add rigs which should benefit us.
•	In July, one of our North Dakota facilities was struck by lightning and the majority of our surface facilities were destroyed in the fire. None of the sub-surface injection facilities were damaged and no injuries occurred. The property loss was insured with a nominal deductible. We do not carry business interruption insurance given its cost, exclusions, and limited benefits.
•	Our Integrity Services business (Brown Integrity) second quarter results sequentially improved with average utilization of 74% during the quarter. We continue to monitor the backlog which stood at $2.6 million at the end of the quarter and work on improving utilization further. We remain disappointed in the performance of this division and continue to take corrective actions.
•	We continue to evaluate several acquisition opportunities including some very large transformational opportunities that would need to initially be acquired by CEH with the expectation that they would be offered to CELP in the future as a drop-down opportunity.
•	LIBOR interest rates have risen over the last quarter by approximately 24 basis points and by almost 77 basis points compared to this time last year. Consensus in 2017 calls for at least one more increase from the Federal Reserve.

CELP will file its quarterly report on Form 10-Q for the period ended June 30, 2017 with the Securities and Exchange Commission later today. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host an earnings call on Monday, August 14th, 2017, at 11:00am EDT (10:00am CDT) to discuss its second quarter 2017 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 390-3983 or International Dial-In (Toll): (862) 255-5354. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 11:00am EDT (10:00am CDT) on August 16th, 2017.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, and equity based compensation, less other extraordinary or non-recurring items. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, and equity based compensation attributable to limited partners, less other extraordinary or non-recurring items attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding, cash interest paid, cash income taxes paid, maintenance capital expenditures and other extraordinary or non-recurring items. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the mid-stream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA, adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of (i) Adjusted EBITDA to net income, (ii) Adjusted EBITDA attributable to limited partners and Distributable Cash Flow to net income attributable to limited partners and (iii) Adjusted EBITDA to net cash provided by operating activities are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential mid-stream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal environmental services to upstream energy companies, and their vendors in North Dakota in the Bakken region of the Williston Basin, and West Texas in the Permian Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Les Austin, 918-748-3907 Chief Financial Officer les@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Balance Sheets

As of June 30, 2017 and December 31, 2016

(in thousands, except unit data)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$22,467	$26,693
Trade accounts receivable, net	43,293	38,482
Prepaid expenses and other	1,633	1,042
Total current assets	67,393	66,217
Property and equipment:
Property and equipment, at cost	20,019	22,459
Less: Accumulated depreciation	7,977	7,840
Total property and equipment, net	12,042	14,619
Intangible assets, net	26,880	29,624
Goodwill	55,371	56,903
Other assets	204	149
Total assets	$161,890	$167,512

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$2,434	$1,690
Accounts payable - affiliates	2,298	1,638
Accrued payroll and other	10,702	7,585
Income taxes payable	209	1,011
Total current liabilities	15,643	11,924
Long-term debt	135,993	135,699
Deferred tax liabilities	—	362
Asset retirement obligations	161	139
Total liabilities	151,797	148,124

Owners' equity:
Partners’ capital:
Common units (11,882,794 and 5,945,348 units outstanding at
June 30, 2017 and December 31, 2016, respectively)	34,747	(7,722)
Subordinated units (5,913,000 units outstanding at December 31, 2016)	—	50,474
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,518)	(2,538)
Total partners' capital	6,353	14,338
Noncontrolling interests	3,740	5,050
Total owners' equity	10,093	19,388
Total liabilities and owners' equity	$161,890	$167,512

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2017 and 2016

(in thousands, except unit and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$74,567	$72,311	$139,289	$145,785
Costs of services	65,958	64,946	124,351	130,660
Gross margin	8,609	7,365	14,938	15,125

Operating costs, expenses and other:
General and administrative	5,329	5,560	10,439	11,749
Depreciation, amortization and accretion	1,206	1,246	2,377	2,471
Impairments	—	10,530	3,598	10,530
(Gains) losses on asset disposals and insurance gains, net	(113)	—	(113)	—
Operating income (loss)	2,187	(9,971)	(1,363)	(9,625)

Other (expense) income:
Interest expense, net	(1,795)	(1,619)	(3,504)	(3,237)
Foreign currency gains	267	—	267	—
Other, net	60	24	105	47
Net income (loss) before income tax expense	719	(11,566)	(4,495)	(12,815)
Income tax expense (benefit)	222	50	(71)	162
Net income (loss)	497	(11,616)	(4,424)	(12,977)

Net loss attributable to noncontrolling interests	(133)	(4,612)	(1,298)	(4,979)
Net income (loss) attributable to partners / controlling interests	630	(7,004)	(3,126)	(7,998)
Net loss attributable to general partner	(829)	(2,967)	(1,750)	(3,935)
Net income (loss) attributable to limited partners	$1,459	$(4,037)	$(1,376)	$(4,063)

Net income (loss) attributable to limited partners allocated to:
Common unitholders	$1,459	$(2,021)	$(1,376)	$(2,034)
Subordinated unitholders	—	(2,016)	—	(2,029)
	$1,459	$(4,037)	$(1,376)	$(4,063)

Net income (loss) per common limited partner unit
Basic	$0.12	$(0.34)	$(0.13)	$(0.34)
Diluted	$0.12	$(0.34)	$(0.13)	$(0.34)

Net loss per subordinated limited partner unit - basic and diluted	$—	$(0.34)	$—	$(0.34)

Weighted average common units outstanding
Basic	11,880,452	5,929,735	10,404,026	5,926,451
Diluted	12,002,538	5,929,735	10,404,026	5,926,451

Weighted average subordinated units outstanding - basic and diluted	—	5,913,000	1,470,083	5,913,000

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net income (loss)	$497	$(11,616)	$(4,424)	$(12,977)
Add:
Interest expense	1,795	1,619	3,504	3,237
Depreciation, amortization and accretion	1,481	1,474	2,913	2,907
Impairments	—	10,530	3,598	10,530
Income tax expense	222	50	(71)	162
Non-cash allocated expenses	829	967	1,750	1,935
Equity based compensation	409	190	766	507
Less:
Insurance gains, net	131	—	131	—
Foreign currency gains	267	—	267	—
Adjusted EBITDA	$4,835	$3,214	$7,638	$6,301

Reconciliation of Net Income (Loss) Attributable to Limited Partners to Adjusted EBITDA Attributable to Limited
Partners and Distributable Cash Flow

	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net income (loss) attributable to limited partners	$1,459	$(4,037)	$(1,376)	$(4,063)
Add:
Interest expense attributable to limited partners	1,795	1,557	3,504	3,113
Depreciation, amortization and accretion attributable to limited partners	1,340	1,321	2,630	2,615
Impairments attributable to limited partners	—	6,409	2,823	6,409
Income tax expense attributable to limited partners	218	51	(75)	152
Equity based compensation attributable to limited partners	409	190	766	507
Less:
Insurance gains attributable to limited partners, net	131	—	131	—
Foreign currency gains attributable to limited partners	267	—	267	—
Adjusted EBITDA attributable to limited partners	4,823	5,491	7,874	8,733

Less:

Cash interest paid, cash taxed paid and maintenance capital expenditures attributable to limited partners	2,723	1,990	4,470	3,387
Distributable cash flow	$2,100	$3,501	$3,404	$5,346

Reconciliation of Cash Flows Provided by Operating Activities to Adjusted EBITDA

	Six Months ended June 30,
	2017	2016
	(in thousands)
Cash flows provided by operating activities	$1,712	$11,750
Changes in trade accounts receivable, net	4,727	(1,746)
Changes in prepaid expenses and other	586	(913)
Changes in accounts payable and accrued liabilities	(3,920)	(6,206)
Changes in income taxes payable	802	318
Interest expense (excluding non-cash interest)	3,210	2,955
Income tax expense (excluding deferred tax benefit)	287	174
Other	234	(31)
Adjusted EBITDA	$7,638	$6,301

Operating Data

	Three Months				Six Months
	Ended June 30,				Ended June 30,
	2017		2016		2017		2016
Total barrels of saltwater disposed (in thousands)	2,966		3,283		5,739		6,980
Average revenue per barrel	$0.68		$0.66		$0.68		$0.67
Water and environmental services gross margins	70.0%		44.2%		61.7%		49.8%
Average number of inspectors	1,186		1,134		1,135		1,132
Average revenue per inspector per week	$4,550		$4,586		$4,508		$4,564
Pipeline inspection services gross margins	9.7%		9.2%		9.3%		9.0%
Average number of field personnel	18		21		17		24
Average revenue per field personnel per week	$10,244		$9,326		$7,036		$10,904
Pipeline integrity services gross margins	17.9%		6.6%		7.1%		10.2%
Maintenance capital expenditures (in thousands)	$14		$51		$88		$150
Expansion capital expenditures (in thousands)	$67		$91		$291		$396
Distributions (in thousands)	$2,495		$4,817		$4,990		$9,629
Coverage ratio	0.84	x	0.73	x	0.68	x	0.56	x